Exhibit 1

MATERIAL CHANGE REPORT

Section 85(1) of the Securities Act (British Columbia)
Section 146(1) of the Securities Act (Alberta)
Section 84(1) of the Securities Act (Saskatchewan)
Section 75(2) of the Securities Act (Ontario)
Section 73 of the Securities Act (Québec)
Section 81(2) of the Securities Act (Nova Scotia)
Section 76(2) of the Securities Act (Newfoundland)
And Similar Provisions of other Provincial or Territorial Securities Legislation

Item 1	Reporting Issuer:

Alberta Energy Company Ltd. (“AEC”) 1800, 855 — 2nd Street S.W. Calgary, Alberta T2P 2S5

Item 2	Date of Material Change:

November 26, 2002

Item 3	News Release:

AEC issued a press release (the “Press Release”) on November 26, 2002 (through Canada NewsWire) at Calgary, Alberta, which release disclosed the nature and substance of the material change. A copy of the Press Release is attached hereto as Appendix A.

Item 4	Summary of Material Change:

On November 26, 2002, holders of the 8.38% Capital Securities due June 27, 2040 and the 8.50% Capital Securities due December 20, 2040 (collectively, the “Capital Securities”) of AEC approved certain modifications (the “Amendment”) of the provisions of the Capital Securities and the trust indenture which governs the Capital Securities. In connection with the Amendment, AEC has exercised its right to redeem the Capital Securities.

Item 5	Full Description of Material Change:

A full description of the material change is set out in the Press Release, attached hereto as Appendix A.

Item 6	Reliance on Confidentiality Provisions of the Act:

Not applicable.

Item 7	Omitted Information:

Not applicable.

Item 8	Senior Officer knowledgeable about the Material Change and this Report:

For further information, please contact Mr. John D. Watson, Executive Vice- President & Chie f Financial Officer of AEC, at the above- mentioned address or at (403) 645-2000.

Item 9	Statement of Senior Officer:

The foregoing accurately discloses the material change report referred to in this report. DATED November 26, 2002 at Calgary, Alberta.

ALBERTA ENERGY COMPANY LTD.

Per:	“John D. Watson”

John D. Watson Executive Vice-President & Chief Financial Officer

IT IS AN OFFENSE UNDER THE SECURITIES ACT AND THE SECURITIES REGULATION FOR A PERSON OR COMPANY TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE SECURITIES ACT OR THE SECURITIES REGULATION THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.

Appendix A

ALBERTA ENERGY COMPANY LTD.
ANNOUNCES CAPITAL SECURITIES TO BE REDEEMED

Calgary, Alberta (November 26, 2002) — Alberta Energy Company Ltd. (“AEC”) announced today that it has delivered notices of intention to redeem on December 9, 2002 its 8.38% Capital Securities due June 27, 2040 and its 8.50% Capital Securities due December 20, 2040 (together, the “Capital Securities”). Earlier today, securityholders approved amendments to the terms of the Capital Securities to allow for early redemption.

The redemption price for each series of Capital Securities will be calculated on December 4, 2002, based on the relevant formula described in the securityholders’ information circular dated October 28, 2002 previously sent to holders of Capital Securities (available at www.sedar.com). After these calculations are completed, a news release will be issued setting out the redemption prices. AEC will provide the amount representing the redemption prices, together with accrued and unpaid interest up to, but not including, the date of redemption, to the trustee for the Capital Securities on December 9, 2002. Such funds will be distributed to financial intermediaries by CDS Inc. in accordance with its procedures.

CIBC World Markets Inc. was retained by AEC to provide financial advice in respect of this matter.

AEC is a wholly owned subsidiary of EnCana Corporation.

FOR FURTHER INFORMATION:

Investor Contacts:
Lisa Schut
CIBC World Markets Inc., Calgary Investment Banking
(403) 260-0500

Don Farrington
CIBC World Markets Inc., Toronto Debt Capital Markets
(416) 594-7095

Susan Grey
EnCana Investor Relations
(403) 645-4751

Media Contact:
Alan Boras
EnCana Media Relations
(403) 645-4747